Exhibit (e)(2)

December 18, 2015

Legg Mason Investor Services, LLC

c/o Legg Mason, Inc.

100 International Drive

Baltimore, Maryland 21202

Re:	Distribution Agreement

Ladies and Gentlemen:

Reference is made to the Distribution Agreement, dated as of August 10, 2010 (as amended to date, the “Agreement”), by and between Legg Mason Investor Services, LLC and Legg Mason Partners Money Market Trust, a Maryland statutory trust (the “Trust”).

Please be advised that the Trust has established a new series of shares to be known as Western Asset Prime Obligations Money Market Fund. Please sign below to confirm your agreement that, effective as of the date provided below, Appendix A to the Agreement is hereby replaced in its entirety with the attached Exhibit A, and that the Agreement as so amended remains in full force and effect.

LEGG MASON PARTNERS MONEY MARKET TRUST

By:	/s/ Jane E. Trust
	Name:	Jane E. Trust
	Title:	President

Consented and Agreed to:

LEGG MASON INVESTOR SERVICES, LLC

By:	/s/ Jeremy O’Shea
	Name:	Jeremy O’Shea
	Title:	Managing Director

Effective Date: December 18, 2015

Appendix A

to Distribution Agreement

(Legg Mason Partners Money Market Trust)

As of December 18, 2015

Western Asset California Tax Free Money Market Fund

Western Asset Connecticut Municipal Money Market Fund

Western Asset Government Reserves (fka Government Money Market Fund)

Western Asset Liquid Reserves

Western Asset New York Tax Free Money Market Fund

Western Asset Prime Obligations Money Market Fund

Western Asset Tax Free Reserves

Western Asset U.S. Treasury Reserves